Exhibit 99.1

AMCON Distributing Company Announces $0.18 Quarterly Dividend, Common Stock Repurchase Program Replenishment, and Conversion of Series A and B Convertible Preferred Stock

OMAHA, Neb.--(BUSINESS WIRE)--July 27, 2016--AMCON Distributing Company (“AMCON”) (NYSE MKT:DIT), an Omaha, Nebraska based consumer products company is pleased to announce that the Board of Directors of AMCON declared a quarterly cash dividend of $0.18 per common share. This cash dividend is payable on August 29, 2016 to shareholders of record as of August 8, 2016.

At the same time, the Board of Directors replenished the number of shares authorized for repurchase under AMCON’s existing Common Stock repurchase program. The program provides for the purchase of up to 50,000 shares of AMCON’s common stock; the shares may be purchased from time to time in open market or negotiated transactions.

On July 26, 2016, the holders of the Company’s Series A and B Convertible Preferred Stock converted 100,000 and 16,000 shares of Series A and B Convertible Preferred Stock, respectively, into 82,481 and 16,226 common shares of AMCON pursuant to their conversion rights. There are no longer any shares of the Company’s Preferred Stock outstanding. After these conversions, the Company has 685,892 common shares issued and outstanding.

AMCON is a leading wholesale distributor of consumer products, including beverages, candy, tobacco, groceries, foodservice, frozen and chilled foods, and health and beauty care products with locations in Illinois, Missouri, Nebraska, North Dakota, South Dakota and Tennessee. AMCON also operates fifteen (15) health and natural product retail stores in the Midwest and Florida. The retail stores operate under the names Chamberlin's Market & Cafe www.chamberlins.com and Akin’s Natural Foods Market www.akins.com

This news release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward-looking statements including, without limitation, availability of sufficient cash resources to conduct its business and meet its capital expenditures needs and the other factors described under Item 1.A. of the Company’s Annual Report on Form 10-K. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

Visit AMCON Distributing Company's web site at: www.amcon.com

CONTACT:
AMCON Distributing Company
Christopher H. Atayan, 402-331-3727